Exhibit 99.2

Investor Relations Contact:
Lynn M. Liddle, Executive Vice President of Communications and Investor Relations
Domino’s Pizza, Inc.
(734) 930-3008
FOR IMMEDIATE RELEASE

Domino’s Pizza Names Diana F. Cantor to its Board

Ann Arbor, Mich., October 20, 2005: Domino’s Pizza, Inc., (NYSE: DPZ), the recognized world leader in pizza delivery, announced Diana F. Cantor has been named to its Board of Directors, effective at its October 18, 2005 meeting. Ms. Cantor will serve on the nominating and corporate governance committee.

Ms. Cantor has been Executive Director of the Virginia College Savings Plan, a $13.5 billion college savings program, based in Richmond, Virginia, since 1996. She has served on the board of the College Savings Plans Network since 1997 and as its chair from 2001-2004. Ms. Cantor served seven years as vice president of Richmond Resources, Ltd. (1990-1996), and as vice president of Goldman, Sachs & Co. from 1985-1990.

Ms. Cantor holds a JD from the New York University School of Law and is a member of the State Bar Associations of Virginia, New York and Florida. She is also a Certified Public Accountant, licensed by the State of Florida. She serves on the board of Media General, Inc. and also serves on its audit committee. Ms. Cantor served on the Treasury Board of the Commonwealth of Virginia from 1994 to 2002. She is a member of the Virginia-Israel Advisory Board and from 1998 to 2000, served on the Governor’s Blue Ribbon Commission on Higher Education in Virginia.

David A. Brandon, Domino’s Chairman and CEO, said, “We are extremely fortunate to have Diana serving as an independent member of our Board. She has a tremendous wealth of experience in both the public and private sector, and this broad experience will bring additional strategic insights to our business. She further strengthens our already high caliber Board composition.”

In addition to her JD from the New York University School of Law, Ms. Cantor holds an MBA from the University of Miami and a bachelor’s degree in accounting from the University of Florida. She was named one of the “Ten Women to Watch” by Jewish Women International in 2003. Ms. Cantor is married to Eric Cantor, a member of the U.S. House of Representatives.

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,878 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations –

Domino’s Pizza, Inc. (734) 930 – 3008

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